                                                                     EXHIBIT 2.2


                            ASSET PURCHASE AGREEMENT


         THIS ASSET PURCHASE AGREEMENT (the "Agreement"), is made this 14th day of February, 2001 (the "Effective Date"), by and among Mustang Drilling, Ltd., a Texas limited partnership f/k/a Mustang Drilling, Inc. (hereinafter called "Seller"), Michael T. Wilhite, Sr. ("Wilhite, Sr."), Andrew D. Mills ("Mills"), and Michael T. Wilhite, Jr. ("Wilhite, Jr."), being all of the shareholders (together, the "Shareholders") of MDI Energy, Inc., a Texas corporation ("MDI"), the entity which is the sole owner of the entities which are the partners of Seller and Pioneer Drilling Co., Ltd., a Texas limited partnership (hereinafter called "Purchaser") and for the purposes of guaranteeing the representations and warranties of the Purchaser, South Texas Drilling & Exploration, Inc., a Texas corporation, the entity which is the sole owner of the entities which are the partners of the Purchaser ("South Texas Drilling").

                                   WITNESSETH:

WHEREAS, Seller owns four (4) drilling rigs (designated as Rigs 1, 2, 5 and 6, respectively) and is engaged in the land contract drilling business (the "Drilling Business"); and

WHEREAS, Purchaser is desirous of purchasing from the Seller the assets of Seller used in Seller's Drilling Business, including the Rigs, as such term is hereinafter defined;

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter contained, the parties hereto agree as follows:

         1. Purchase and Sale of Assets. On and subject to the terms and conditions of this Agreement, Seller shall sell, transfer and assign to Purchaser and Purchaser shall purchase and acquire from Seller on the Closing Date (as hereinafter defined), all of Seller's right, title, interest and benefit in and to the assets, properties, and rights used in connection with the operation of Seller's Drilling Business all of which are described below (the "Assets"), free and clear and expressly excluding all debts, liabilities, obligations, taxes, liens and encumbrances of any kind, character or description except as otherwise expressly provided in this Agreement:

                  (a) All or substantially all of its assets which pertain to or support the drilling operations of Seller, including without limitation, Rig No. 1 with tubulars, Rig No. 2 with tubulars, Rig No. 5 with tubulars, and Rig No. 6 with tubulars, substantially all of which are described on Exhibit A to Schedule 1(a) (said four (4) rigs together with tubulars being hereinafter referred to collectively, as the "Rigs" or singularly as a "Rig"), all vehicles including those vehicles which are leased (the "Leased Vehicles"), all of which are described on Exhibit B to Schedule 1(a), and all spare drill pipe, spare parts and equipment, and miscellaneous yard equipment, substantially all of which are described on Exhibit C and Exhibit D to
         Schedule 1(a) (the "Yard Equipment");

                  (b) Seller's office equipment related to the Drilling Business, including that which is leased (the "Leased Assets") and all support, maintenance, warranty, and similar agreements relating to such personal property (the "Office Equipment") the material items of which are described on Schedule l(b);

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                  (c) Only those contracts, agreements and commitments of Seller under which Seller has agreed or hereafter agrees (as set forth in Section 8(c) below) to perform land contract drilling for any third party which are set forth on Schedule 1(c) and which have not been performed as of the Closing (the "Drilling Contracts"), all of which shall be expressly assumed by Purchaser by written instrument at the Closing. Notwithstanding the foregoing provisions of this Section 1(c), if Seller commences performance under a Drilling Contract that is mutually agreed by the parties or determined by arbitration to be a Materially Adverse Drilling Contract prior to the Closing, such
         Drilling Contract shall be deemed to have been deleted from Schedule 1(c), shall not be assigned to or assumed by Purchaser and shall be performed by Seller, for its own account, in which event, at the Closing, the Rig which is being used to perform such Materially Adverse Drilling Contract shall be leased by the Purchaser to the Seller pursuant to the Rig Lease Agreement attached as Exhibit "C". In the event that the parties cannot agree as to whether or not: (i) a material adverse change with respect to any Drilling Contract
         (including the performance thereof) has occurred at any time before Closing; or (ii) any Drilling Contract entered into after the date hereof, but prior to the Closing, which is added to Schedule 1(c) pursuant to Section 8(e), contains any terms and conditions which, when taken as a whole, are not at least as favorable in any material respect as those contained in the other Drilling Contracts listed in Schedule 1(c) (herein, a "Materially Adverse Drilling Contract"), then such dispute shall be subject to arbitration under Section 16 hereof. However, in the event the parties are unable to agree on whether or not a turnkey drilling contract constitutes a Materially Adverse Drilling Contract, Purchaser shall have the right to terminate this Agreement without resorting to arbitration and without any liability whatsoever. By its execution hereof, the Purchaser acknowledges and agrees that all of the Drilling Contracts currently set forth on Schedule 1(c) at the time of execution hereof do not constitute a Materially Adverse
         Drilling Contract; provided, that Purchaser is not waiving its right to subsequently contend that a material adverse change with respect to a Drilling Contract has occurred at any time prior to the Closing so long as it does not pertain to the structure of the Drilling Contract itself. If Seller desires to enter into a new Drilling Contract that is not on Schedule 1(c) at the time of execution hereof, Seller shall have the right to request Purchaser to determine whether such Drilling Contract constitutes a Materially Adverse Drilling Contract. Notwithstanding any other provisions contained in this Agreement, if Purchaser provides written notice to Seller that it does not believe such proposed Drilling Contract constitutes a Materially Adverse Drilling Contract, then such Drilling Contract shall be deemed not to constitute a Material Adverse Drilling Contract; provided, that Purchaser is not waiving its right to subsequently contend that a material adverse change with respect to a Drilling Contract has occurred at any time prior to the Closing so long as it does not pertain to the structure of the Drilling Contract itself.

                  (d) Those contracts, agreements and commitments of Seller set forth on Schedule 1(d) (the "Ancillary Agreements"), all of which shall be expressly assumed by Purchaser by written instrument at Closing except for those Ancillary Agreements pertaining to Leased Assets and Leased Vehicles for which consent of Lessor has not been procured;

                  (e) Seller's business records which relate to the Drilling Business as conducted by Seller during the past four (4) years, including, but not limited to personnel


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         records, manuals, drilling files, well files, insurance files, bit record files, customer lists, drilling reports, maintenance records and supplier lists (collectively, "Business Records"); provided, however, Seller shall have the right to reasonable access to, and to copy, such records for a period of four (4) years following the Closing Date; and

                  (f) All personal property acquired after the date of this Agreement but prior to Closing by Seller relating to the Drilling Business (other than those assets which are of general use of the Seller for both its oil and gas exploration activities and the Drilling Business and which therefore are not operating assets of the Drilling Business), all of which shall be included in the appropriate Schedules at the time of acquisition.

         The term "Assets" does not include, and Seller is not selling to Purchaser, any cash or cash equivalents, deposits, accounts receivable, trademarks, service marks or tradenames of Seller, any interests of Seller in oil and gas properties, any other property or assets of Seller not used in the operation of the Drilling Business (and those assets which are of general use of the Seller for both its oil and gas exploration activities and the Drilling Business and which therefore are not operating assets of the Drilling Business), or not otherwise included in the definition of the term "Asset," any contract or agreement not included within the Ancillary Agreements or Seller's minute books and governance documents, tax returns and historical financial statements and any other books and records of the Seller that relate to the Seller's oil and gas exploration business or that Seller is otherwise required by law to retain or those assets described on Schedule 1 (collectively, the "Excluded Assets ").


         2. Assumption of Liabilities. Except for (i) the obligations and liabilities arising after Closing under the Drilling Contracts and the Ancillary Agreements, and (ii) property taxes relating to the Assets after taking into account appropriate prorations thereof as provided in Section 11 (a) hereof (collectively, the "Assumed Liabilities"), Purchaser does not and shall not assume or be responsible for any obligation or liability of Seller whatsoever.

         3. Consideration.

                  (a) Based on the representations, warranties and agreements contained herein and subject to the terms and conditions set forth herein, Purchaser shall purchase, and Seller agrees to sell, assign, transfer and vest in Purchaser, the Assets for the total consideration of Twelve Million Dollars ($12,000,000.00) (the "Purchase Price"), payable as follows:

                           (i) Eleven Million Five Hundred Thousand Dollars
                  ($11,500,000) cash; and

                           (ii) At Purchaser's option, Five Hundred Thousand
                  Dollars in cash, or, that number of shares of common stock of the Purchaser's parent entity, South Texas Drilling & Exploration, Inc., a Texas corporation (the parent entity being known hereafter as "South Texas Drilling" and the common stock being known as the "Shares") which equals Five Hundred Thousand Dollars ($500,000), divided by the per share purchase price in the most recently completed equity financing of South Texas Drilling in an amount of Two Million Dollars ($2,000,000) or more;


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                  provided that such equity financing is consummated within
                  thirty (30) days prior to the Closing Date. The Shares issued as part of the Purchase Price, if any, will be issued to Seller without registration under the Federal Securities Act of 1933 (the "Act") in reliance upon the private offering exemption from the registration requirements of the Act.

                  (b) As additional consideration for the Assets, at the Closing, Purchaser and Seller shall execute and deliver the Assignment and Assumption Agreement in the form attached hereto as Exhibit "A" under the terms of which Purchaser shall assume the Assumed Liabilities.


                  (c) Further, at the time of Closing, the Purchaser shall enter into a lease agreement (which contains a purchase option), a copy of which is attached hereto as Exhibit "B" (the "Lease Agreement"), with Wilhite, Sr. for the yard located at 1409 Kilgore Drive, Henderson, Texas 75652 (the "Yard"), and for the building and premises adjacent to the Yard (the "Building Premises," and the Yard and Building Premises being collectively referred to herein as the "Real Property"). In order to establish the fair market rent and the amount which Purchaser shall pay to purchase the Real Property if it exercises its purchase option, the Seller has engaged Thieman and Associates of Kilgore, Texas, at its own expense, to appraise the Real Property. The Seller has provided the Purchaser with a copy of the Thieman and Associates appraisal (the "Appraisal") and does hereby give the Purchaser the right to disclose the Appraisal to an appraiser or other real estate professional for the purpose of verifying that the values stated therein reflect the fair market rent and fair market value of the subject Real Property. From the date of this Agreement, the Purchaser will have fifteen (15) business days to either accept or reject the values stated in the Appraisal, by giving written notice to the Seller. If the Purchaser fails to respond within such fifteen day period, the values shall be deemed to have been accepted by the Purchaser. If the values are accepted, they shall be inserted into the Lease Agreement. If the values are rejected, the following provision shall apply.

         The Purchaser shall engage its own appraiser at its own expense. The two (2) appraisers used by the Seller and the Purchaser shall then attempt to make a joint determination of the fair market value and fair market rent of the Real Property. If they cannot do so by March 20, 2001, each shall make its own determination as to the fair market rent and the fair market value, and inform the Parties thereof in writing by March 20, 2001, whereupon the Parties shall proceed as follows:


         (A) If the lower fair market value appraisal is at least ninety percent (90%) of the higher fair market value appraisal, then the average of the two appraisals shall be used. If it is not, then the two (2) appraisers shall select a third appraiser, and the three (3) appraisers shall determine the fair market value. A decision by any two (2) of the appraisers shall be final and conclusive on the Parties as to such fair market value, provided that should no two (2) appraisers agree, then the average of the two (2) closest appraisals shall be conclusive.

         (B) If the lower fair market rent appraisal is at least ninety percent (90%) of the higher fair market rent appraisal, then the average of the two appraisals shall be


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         used. If it is not, then the two (2) appraisers shall select a third appraiser, and the three (3) appraisers shall determine the fair market rent. A decision by any two (2) of the appraisers shall be final and conclusive on the Parties as to such fair market rent, provided that should no two (2) appraisers agree, then the average of the two (2) closest appraisals shall be conclusive.

Each Party shall pay the fees and expenses of its own appraiser and one-half (1/2) the fees and expenses of any third appraiser.

                  (d) The Purchase Price paid by Purchaser for the Assets shall be allocated to the Assets on the basis of the relative values set forth in the appraisal dated September 30, 2000, conducted by HADCO International. The parties agree that such allocation shall be reported on Internal Revenue Service Form 8594.

         4. Closing. In the event that Purchaser and Seller satisfy those conditions set forth in this Agreement, or the conditions unsatisfied are waived in writing, the consummation of the transactions contemplated by this Agreement (the "Closing") shall take place at 10:00 A.M., local time on or before March 30, 2001, or such other date as the parties mutually agree. The time and date of the Closing shall be referred to herein as the "Closing Date." The Closing shall take place at the offices of Matthews & Branscomb, P.C., 112 E. Pecan St., Suite 1100, San Antonio, Texas, or such other time and place as the parties mutually agree.

                  (a) Seller's Obligations at Closing. At the Closing, Seller agrees to deliver to Purchaser the following:

                           (i) To the Purchaser, a form of General Bill of Sale,
                  and Assignment in the form attached hereto as Exhibit "E", certificates of title for motor vehicles, and such other instruments satisfactory in form and substance to Purchaser executed by Seller and Purchaser, as applicable, pursuant to which Seller shall convey the Assets other than the Leased Assets, the Leased Vehicles, and the nonassignable Drilling Contracts and Ancillary Agreements for which approvals or consents have not been procured, to Purchaser;

                           (ii) To the Purchaser, certificates as to the
                  existence of Seller (as of the date not earlier than ten (10) days prior to the Closing) in the State of Texas;


                           (iii) To the Purchaser, resolutions of the general
                  partner and limited partners of Seller evidencing the authorization of the execution, delivery and performance of this Agreement by Seller and the consummation of the transactions contemplated hereby, certified by the Secretary of the general partner of Seller;


                           (iv) To the Purchaser, a certificate dated as of the
                  Closing Date and signed by the President of the general partner of Seller to the effect that the representations and warranties of Seller set forth in this Agreement, as of the date of this Agreement and as of the Closing, are true and correct in all material respects and that all covenants, agreements and conditions required by this


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                  Agreement to be performed or complied with prior to or at the
                  Closing have been so performed or complied with;

                           (v) To the Purchaser, a certificate of No Tax Due
                  issued by the Comptroller of the State of Texas indicating that no sales tax, motor vehicle tax, employment tax, or other tax is due and owing to the State of Texas; provided, however, that should the Comptroller not have issued such certificate on or before the Closing Date, such failure shall not constitute a condition to Closing;

                           (vi) To the Purchaser, a certified search of the UCC
                  records of the Secretary of State of the State of Texas and the applicable counties (which searches shall include a search of judgements and abstracts) where Seller resides, showing that the Assets are free and clear of any liens or encumbrances, or executed UCC-3 termination statements (or such other releases which are necessary to release such liens, judgements and security interests) releasing any security interest, lien or judgement that are reflected in such searches;

                           (vii) To the Purchaser, such additional certificates,
                  proceedings, instruments and other documents as Purchaser may reasonably request to evidence compliance by Seller with this Agreement and applicable legal requirements and the performance and satisfaction by Seller, at or prior to the time of Closing, of all agreements then to be performed and all conditions then to be satisfied by Seller;

                           (viii) To the Purchaser, the Assignment and
                  Assumption Agreement in the form attached hereto as Exhibit "A" executed by Seller and Purchaser under which the Seller assigns all of its rights under the Drilling Contracts and the Ancillary Agreements to the extent they are assignable or to the extent that consents or approvals to such assignments have been procured to the extent necessary;


                           (ix) If, at the time of Closing, any of the Rigs are
                  being operated by Seller and pursuant to the terms of this Agreement the Drilling Contract which is being performed by Seller is not to be transferred to the Purchaser, the Seller shall deliver the Rig Lease Agreement attached hereto as Exhibit "C" executed by the Purchaser and the Seller, with respect to the Rig(s) to allow the Seller to complete such Drilling Contract(s);

                           (x) To the Purchaser, with respect to any Ancillary
                  Agreement or any contract or commitment, the Seller shall provide written consents or approvals by the parties to such agreements, authorizing the assignment of same from the Seller to Purchaser; to the extent that any such consent or approval is necessary for assignment thereof; provided, however, in the case of any such Ancillary Agreement or any other contract or commitment which is not by its terms assignable or with respect to which a consent to assignment is not obtained by the Closing Date (each, an "Unassigned Contract"), Seller agrees to use its commercially reasonable best efforts to obtain, or cause to be obtained,


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                  subsequent to the Closing Date, any written consents necessary to convey to Purchaser the benefit thereof. Purchaser shall cooperate with Seller, in such manner as may be reasonably requested, in connection therewith. If Seller is unable to obtain such necessary written consents for the remaining term of any such Unassigned Contract, Seller shall cooperate with Purchaser in any reasonable arrangement that provides the Purchaser with the benefits, rights or interests which inure to Seller under any such Unassigned Contract and requires Purchaser to promptly make any payments and perform any obligations, on Seller's behalf, due under any such Unassigned Contract. Purchaser agrees to indemnify and hold harmless Seller and each of its affiliates from and against any and all Damages (as defined herein) incurred by it in connection with its performance of its obligations under this Section 4(a)(x); provided, that such Damages are not (i) the result of Seller's default hereunder or (ii) based upon a breach of Seller's agreement with a third party not to assign such contract. Seller agrees to indemnify and hold harmless the Purchaser from and against any and all Damages incurred by it in connection with the performance of its obligations under this
                  Section 4(a)(x).

                  (b) Purchaser's Obligations at Closing. At the Closing, Purchaser agrees to deliver to Seller, the following:

                           (i) To the Seller, Eleven Million Five Hundred
                  Thousand Dollars ($11,500,000.00) by wire transfer, to an account designated by Seller at or prior to the Closing; and at Purchaser's option, Five Hundred Thousand Dollars ($500,000.00) by wire transfer to the above account, or Shares of the Purchaser pursuant to Section 3(a)(ii) hereof;

                           (ii) To the Seller, the fully executed Assignment and
                  Assumption Agreement in the form attached as Exhibit "A" under which the Purchaser assumes the Assumed Liabilities;


                           (iii) If, at the time of Closing, the Assets
                  designated as the Rigs are being operated by Seller and pursuant to the terms of this Agreement the Drilling Contract which is being performed by Seller is not to be transferred to the Purchaser, the Purchaser shall deliver the Rig Lease Agreement attached hereto as Exhibit "C" executed by the Purchaser and the Seller, with respect to the such Rig(s) to allow the Seller to complete such Drilling Contract(s); provided however, notwithstanding anything herein to the contrary, the Purchaser shall have no obligation to enter into any Rig Lease unless the Seller demonstrates that it is in compliance with the insurance provisions set forth in the Rig Lease at the time of Closing, and if Seller is not in compliance with such insurance provisions the Seller may not refuse to Close on the basis that Purchaser will not enter into such Rig Lease, in which event at Closing the Purchaser shall take possession of all Rigs which would otherwise be leased to the Seller (in accordance with the delivery requirements of the Rigs which are not performing drilling services at the time of Closing, as set forth in Section 5) and the Seller will be solely responsible


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


                  for performing the Materially Adverse Contract which would have otherwise been completed using a Rig leased from the Purchaser;

                           (iv) To the Seller, resolutions of the general
                  partner evidencing the authorization of the execution, delivery and performance of this Agreement by Purchaser and the consummation of the transactions contemplated hereby, certified by the Secretary of the general partner of Purchaser;

                           (v) To the Seller, a certificate dated as of the
                  Closing Date and signed by the President of the general partner of Purchaser to the effect that the representations and warranties of Purchaser set forth in this Agreement, as of the date of this Agreement and as of the Closing, are true and correct in all material respects and that all covenants, agreements and conditions required by this Agreement to be performed or complied with prior to or at the Closing have been so performed or complied with;

                           (vi) To the Seller, resolutions evidencing the
                  authorization of the execution, delivery and performance of this Agreement by South Texas Drilling and the consummation of the transactions contemplated hereby, certified by the Secretary of South Texas Drilling;

                           (vii) To the Seller, the fully executed General Bill
                  of Sale and Assignment in the form attached as Exhibit "E";
                  and

                           (viii) To the Seller, such additional certificates,
                  proceedings, instruments and other documents as Seller may reasonably request to evidence compliance by Purchaser with this Agreement and applicable legal requirements and the performance and satisfaction by Purchaser, at or prior to the time of Closing, of all agreements then to be performed and all conditions then to be satisfied by Purchaser.

                  (c) In addition, at Closing, Purchaser shall offer to employ Andrew Mills pursuant to the terms of the Employment Agreement attached as Exhibit "D".

         5. Delivery of Assets. At the Closing, Seller shall deliver and transfer title to the Assets other than the Unassigned Contracts, the Leased Vehicles and the Leased Assets to Purchaser free, clear and discharged of and from any and all liens, charges, equities, security interests, encumbrances, claims and demands of every kind and character whatsoever. The Rigs, to the extent they are not then performing drilling services, shall be rigged down at the locations of the last completed drilling contracts and delivery of the Rigs shall be deemed to occur at Closing at such locations, or at Seller's Yard if mutually agreed by the parties. To the extent that the Rigs are at the time of Closing performing drilling services under a Drilling Contract that is to be assumed by the Purchaser, delivery of the Rigs shall occur at the location that the Drilling Contract is being performed. The Office Equipment and Business Records shall be appropriately boxed and packaged for pick-up by Purchaser at Seller's office in Henderson, Texas and delivery shall be deemed to occur at Closing at such location. Delivery of the Yard Equipment shall occur at Closing at Seller's Yard in Henderson, Texas. The certificates of title to the Vehicles (other

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


than the Leased Vehicles) shall be delivered at Closing in San Antonio, Texas. The above notwithstanding, to the extent that at Closing the Rigs are being used to perform a Drilling Contract on behalf of Seller and pursuant to the terms of this Agreement such Drilling Contract is not to be assumed by the Purchaser, such Rigs shall not be rigged down, but shall be deemed delivered to the Purchaser at the Closing, and shall continue in possession of the Seller pursuant to the terms and conditions of the Rig Lease Agreement until termination of the Rig Lease Agreement.

                  (a) Risk of Loss. It is expressly agreed that the title to, and the risk of loss of, all of the Assets shall pass to the Purchaser at Closing, except that only risk of loss and not title shall pass to Unassigned Contracts, the Leased Vehicles and the Leased Assets. In the event that, pursuant to the terms of this Agreement, Seller continues to possess any of the Rigs under a Rig Lease Agreement, Seller agrees to maintain all insurance on such Rig or Rigs, as required by the Rig Lease Agreement.


         6. Covenants, Representations and Warranties of Seller. Seller covenants, represents and warrants to Purchaser as follows and acknowledges that Purchaser is relying upon such representations and warranties in entering into this Agreement:


                  (a) Legal Existence of Seller. Seller is a limited partnership duly organized and, validly existing under the laws of the State of Texas and has the power to carry on its business as now being conducted. Seller is not qualified as a foreign limited partnership in any jurisdiction. Seller is the successor of Mustang Drilling, Inc. by conversion from a corporation to a limited partnership (the "Conversion") and as such has all right, title and interest in and to the properties and assets of Mustang Drilling, Inc. and is bound by all obligations and liabilities of Mustang Drilling, Inc. The Conversion was lawfully completed on February 7, 2001, in full compliance with all applicable laws and such conversion did not have the effect of violating or creating any default under any agreement, law, statute, bylaw, shareholder agreement, or charter of Mustang Drilling, Inc. A true and accurate copy of the Agreement of Limited Partnership of Seller has been provided to the Purchaser along with copies of the certificate of limited partnership of Seller, the organizational documents and bylaws, of Mustang Drilling, Inc. and the documents effecting the Conversion.

                  (b) Legal Authority. The execution, delivery and performance of this Agreement, and the obligations undertaken by Seller herein, have been duly authorized and approved by the general partner of Seller and has been consented to by all of the Seller's limited partners.

                  (c) No Violation of Agreements, Etc. This Agreement constitutes a valid and binding obligation of Seller enforceable against Seller in accordance with its terms, and this Agreement and all transactions contemplated hereby will not result in the violation of any terms of the Certificate of Limited Partnership or Agreement of Limited Partnership of Seller or any law applicable to the Drilling Business or, except for the requirement for any consent or approval set forth in Schedule 6(g), any agreement to which Seller is a party or by which it is bound.


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


                  (d) Title to Assets. Seller presently owns all of the Assets other than the Leased Assets and the Leased Vehicles, free and clear of all liens, charges, equities, pledges, mortgages, leases, options, assessments, security interests, restrictions and other encumbrances of any kind whatsoever ("Liens"), other than those disclosed in Schedule 6(d) (the "Existing Liens"), and Seller has, and on the Closing Date will have, full right, power, title and authority to sell, transfer and convey the Assets, other than the nonassignable Drilling Contracts and Ancillary Agreements, the Leased Assets and the Leased Vehicles, to Purchaser, free and clear of all Liens, including the Existing Liens and therefore, at Closing the Seller will transfer the Assets to the Purchaser free and clear of all Liens.

                  (e) No Litigation. Except as described on Schedule 6(e), there presently exists no litigation, proceeding, action, claim, arbitration, or investigations at law, in equity or otherwise, pending or, to the best of Seller's knowledge, threatened against Seller which relates to the Drilling Business and Seller has no knowledge of any facts or circumstances that would indicate that any such claim exists. Seller is not subject to any notice, writ, injunction, order, or decree of any court, agency, or other governmental authority affecting the Drilling Business and in which it is a named party. Seller has not been served with process or otherwise received formal notice with respect to, nor, to Seller's knowledge, has Seller been threatened with, any litigation or judicial, administrative, arbitration or other proceeding affecting the Drilling Business or the Assets.

                  (f) Brokers. If Seller has retained any broker in connection with the transactions contemplated by this Agreement, Seller shall be solely responsible for the payment of any compensation due such broker by Seller.

                  (g) Contracts/Assignments. The lists of contracts and agreements identified on Schedules 1 (b), (c) and (d) are complete and accurate lists of all contracts and agreements between Seller and any other person related to the Drilling Business. Each of the Drilling Contracts and Ancillary Agreements described or referred to in Schedules 1(c) and 1(d) are valid and binding obligations of Seller and, to the knowledge of Seller, the party or parties thereto. None of the parties to any of such contracts or agreements has terminated, canceled, or modified any of such contracts or agreements and neither Seller nor, to the knowledge of Seller, any other party is in default thereunder. Each of the Drilling Contracts and Ancillary Agreements may be freely assigned by Seller to Purchaser without the requirement of any consent or approval, except as set forth in Schedule 6(g). True and complete copies of the Drilling Contracts and the Ancillary Agreements have been provided to Purchaser and true and complete copies of any Drilling Contracts entered into after the date hereof will be provided to Purchaser when executed and delivered by Seller. To the extent that performance by Seller of any Drilling Contract has commenced, Seller is performing such Drilling Contract in accordance with its terms and there no defaults thereunder and, to the best of Seller's knowledge, there are no material adverse circumstances which exist or that the Seller has reason to believe will exist, which relate to the performance thereof, the completion of such Drilling Contract in accordance with its terms, and the receipt of payment for the performance thereof.

                  (h) Personal Property. Seller owns all of the Assets other than the Leased Assets and the Leased Vehicles free and clear of any Liens, other than those Existing Liens set forth in Schedule 6(d) which will be released prior to or contemporaneously with the Closing. The Assets described in Schedules 1(a)-1(f) are a full and complete list in all material respects of all tangible and intangible personal property of Seller used in connection with the Drilling Business other than the Excluded Assets, and such property constitutes substantially all of the assets necessary for the conduct of the Drilling Business as presently conducted. Seller has delivered or will deliver at Closing all support, maintenance, warranty, and similar agreements related to such property. Seller has historically maintained the Rigs in good operating condition for Rigs of their respective ages, subject to ordinary wear and tear. To the best of Seller's knowledge, each of the Rigs are in good operating condition and, at the time the Rigs are delivered to Purchaser at the Closing, each of the Rigs will be in good operating condition as has historically been maintained by Seller, taking into account the ages of the Rigs and ordinary wear and tear. However, it is expressly agreed that all of the remaining Assets, other than the Rigs, are being sold to Purchaser in "AS IS", "WHERE IS" condition. EXCEPT AS OTHERWISE SPECIFICALLY PROVIDED IN THIS AGREEMENT, SELLER HEREBY DISCLAIMS ALL WARRANTIES OF FITNESS FOR A PARTICULAR PURPOSE, MERCHANTABILITY, AND ANY OTHER WARRANTIES, EXPRESSED OR IMPLIED, WITH RESPECT TO THE ASSETS OTHER THAN THE RIGS. SELLER MAKES NO REPRESENTATION OR WARRANTY, EXPRESSED OR IMPLIED REGARDING THE OPERATING CONDITION OR STATE OF REPAIR OF ANY OF THE ASSETS, OTHER THAN AS SET FORTH ABOVE SOLELY REGARDING THE RIGS. Seller takes no responsibility whatsoever with respect to any change in the condition of any of the Assets including the Rigs after Closing. In addition, at all times prior to Closing, the Seller shall provide Purchaser with accurate daily drilling reports which shall specify any loss or damage to any of the Rigs. The Drilling Business constitutes a separate and identifiable business of Seller and the income and expenses attributable to the Drilling Business could be separately established from the books of account or records of Seller. The Assets constitute the entire operating assets of the Drilling Business, with the understanding that certain general assets which are used on both the Seller's Drilling Business and its oil and gas operations are not operating assets and are not included as Assets.

                  (i) Permits and Approvals. Except as set forth in Schedule 6(i), Seller has no permits, approvals, authorizations, licenses, consents, certifications, qualifications or clearances held, used, or, to the best of Seller's knowledge, required in the conduct of the Drilling Business, and, to the best of Seller's knowledge, none (other than those set forth in Schedule 6(i)) are required to be held by Seller.

                  (j) Compliance with Laws. To the best of Seller's knowledge, the Drilling Business has been conducted in compliance with all statutes, ordinances, codes, restrictions, regulations and other governmental requirements, including all Environmental Laws (as hereafter defined).

                  (k) Taxes. The Assets are not in any manner encumbered by any liens arising out of unpaid taxes except for liens for current taxes not yet due and payable.

                  (l) True and Correct Copies. Seller has delivered or made available to Purchaser true, correct, and complete copies of all contracts, agreements and documents referred to in this Agreement or material to the Drilling Business, together with all modifications thereof and amendments thereto, and all current customer lists, current supplier lists, current maintenance records and current daily drilling reports with respect to the Drilling Business and all other materials constituting the Business Records (as herein defined).

                  (m) Insurance. Seller has delivered or made available to Purchaser true, correct, and complete copies of all insurance policies and contracts related to or material to the Drilling Business, together with all modifications thereof and amendments thereto, and Schedule 6(m) contains a list of all such policies and contracts (including insurer, named insured and type of coverage) for fire, casualty, liability and other forms of insurance maintained by, or for the benefit of Seller, in connection with the Drilling Business. All such policies are in full force and effect. Seller has not received any notice of cancellation, non-renewal or significant premium increases with respect to any policy. All premiums due prior to the date hereof for the period prior to the date hereof with respect to such policies have been timely paid, and all premiums due before the Closing Date for periods between the date hereof and the Closing Date will be timely paid.

                  (n) Investment Representations. As to the Shares, if any, comprising a portion of the Purchase Price, the Seller, and in the event that the Shareholders receive such Shares by distribution, each of the Shareholders hereby represent:

                           (i) Each of the Seller and the Shareholders is
                  purchasing the Shares for his or its own account, for investment, and not with a view to, or for resale in connection with, any distribution thereof within the meaning of the Act.

                           (ii) The Seller and Shareholders understand that the
                  offering and sale of Shares under this Agreement have not been registered under the Act or any Blue Sky Law.

                           (iii) The Seller and Shareholders understand that the
                  offering and sale of the Shares under this Agreement has not been reviewed or approved by the Securities and Exchange Commission or any other governmental agency or department.

                           (iv) Each of the Seller and Shareholders acknowledges
                  that each has been provided copies of the filings of the Purchaser with the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended (the "Exchange Act") for the last twenty four (24) month period, the opportunity to thoroughly review such filings, and the opportunity to ask questions and receive answers from the executive officers and directors of South Texas Drilling regarding the property, business and prospects of South Texas Drilling.

                           (v) Each of the Seller and Shareholders understands
                  that each cannot offer for sale, sell, or otherwise dispose of its Shares until they have been registered under the Act and any applicable Blue Sky Laws or unless an exemption from such registration is available with respect to any such proposed offer, sale, or disposition.

                           (vi) Each of the Seller and Shareholders has such
                  knowledge and experience in financial and business matters that he or it is capable of evaluating the merits and risks of an investment in the Shares.

                           (vii) Each of the Seller or the Shareholders is able
                  to bear the economic risk of investment in the Shares, to hold the Shares for an indefinite period of time, and to afford a complete loss of such investment.

                           (viii) Each of the Seller and Shareholders is an
                  "accredited investor" as defined in Rule 501 under the Act.

                  (o) Disclosure. There is no state of facts or circumstances known to Seller or the Shareholders and not disclosed to Purchaser which (i) should be disclosed to Purchaser in order not to make any of the warranties and representations contained herein not false or misleading or, (ii) which otherwise might reasonably be expected to materially affect the Assets or affect Purchaser's decision to enter into this Agreement.

                  (p) Employees. Attached as Schedule 6(p) is a complete list of Seller's employees assigned to the Drilling Business, other than the Shareholders ("Employees"), along with a schedule of wages/salaries, benefits, seniority, job titles and job descriptions. None of the Employees are represented by a labor union and, to the best of Seller's knowledge, no effort has been made to organize any such Employees under a labor union. Seller has (and has not had for the previous five years) no benefit plans, pension plans, health plans, or any other plan (whether under the Employee Retirement Income Security Act of 1974 or otherwise) other than those that are listed on Schedule 6(p). To the best of Seller's knowledge, none of the Employees has made any grievance, complaint, demand against the Seller, nor, to the best of Seller's knowledge has any of the Employees provided any information or given any indication that the Seller or any of Seller's employees is in violation of any law respecting work place conditions or otherwise.

         7. Covenants, Representations and Warranties of Purchaser. Purchaser and South Texas Drilling covenant, represent and warrant to Seller as follows and acknowledges that Seller is relying upon such representations and warranties in entering into this Agreement:

                  (a) Legal Existence of Purchaser. Purchaser is a limited partnership duly organized and validly existing under the laws of Texas and has the power to carry on its business as now being conducted.

                  (b) Legal Authority of Purchaser. The execution, delivery and performance of this Agreement, and the obligations undertaken by Purchaser herein have been duly authorized and approved by the general partner of Purchaser.

                  (c) Legal Existence of South Texas Drilling. South Texas Drilling is a corporation duly organized, validly existing and in good standing under the laws of Texas and has the power to carry on its business as now being conducted.

                  (d) Legal Authority of South Texas Drilling. The execution, delivery and performance of this Agreement, and the obligations undertaken by South Texas Drilling herein have been duly authorized by all necessary action by and on behalf of South Texas Drilling.

                  (e) No Violation of Agreements. This Agreement constitutes a valid and binding obligation of Purchaser and South Texas Drilling enforceable against Purchaser and South Texas Drilling in accordance with its terms and this Agreement and all transactions contemplated hereby will not result in the violation of any terms of the Agreement of Limited Partnership of Purchaser, the Articles of Incorporation or Bylaws of South Texas Drilling or any law or agreement to which Purchaser or South Texas Drilling is a party or by which either is bound.

                  (f) Capital Stock. The authorized capital stock of South Texas Drilling consists solely of 30,000,000 shares of common stock, of which, 12,111,921 shares are issued and outstanding as of the Effective Date. All of the shares of common stock of South Texas Drilling have been duly and validly authorized and issued, and are fully paid and nonassessable and free of any and all Liens. Except as disclosed on
         Schedule 7(f), no outstanding options, warrants or rights to acquire capital stock of South Texas Drilling exist. All of the Shares deliverable to Seller pursuant to Section 3(a)(ii) hereof shall be duly and validly authorized, and, following the Closing, will be validly issued, fully paid, nonassessable and free of any Liens.

                  (g) Brokers. If Purchaser has retained any broker in connection with the transactions contemplated by this Agreement, Purchaser shall be solely responsible for the payment of any compensation due such broker by Purchaser.

                  (h) Consents and Approvals. Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby will violate, result in a breach of any of the terms or provisions of, constitute a default (or any event that, with the giving of notice or the passage of time or both, would constitute a default) under, result in the acceleration of any indebtedness under, or performance required by, any agreement, indenture or other instrument to which the Purchaser or South Texas Drilling is a party or by which any of its respective property is bound, its partnership agreement or corporate documents, as applicable, or any judgment, decree, order or award of any court, governmental body or arbitrator applicable to the Purchaser or South Texas Drilling. Subject to the foregoing, all consents, approvals and authorizations of, and declarations, filings and registrations with, any governmental or regulatory authority or any other legal entity or person (either governmental or private) required in connection with the execution and delivery by the Purchaser of this Agreement or the consummation of the transactions contemplated hereby have been obtained, made and satisfied.

                  (i) Change in Condition of Assets. Purchaser acknowledges and understands that it is receiving no warranty from Seller respecting any change in the condition of the Assets which occurs subsequent to the Closing and that Purchaser fully understands that it is assuming the entire risk of any change in the condition of the Assets after Closing.

         8. Actions Before Closing.

                  (a) Access. Between the date hereof and the Closing Date, Seller shall afford Purchaser and its counsel and other representatives reasonable access during normal business hours to Seller's contracts, properties and facilities which form a part of the Drilling Business, and Seller shall instruct its officers, employees, accountants and agents to fully cooperate with Purchaser and its counsel, accountants, lenders and other representatives in its investigation and to furnish such additional information as Purchaser and its counsel and other representatives may from time to time reasonably request. Seller specifically covenants that Seller will permit Purchaser to conduct such tests and investigations of the Assets as Purchaser may reasonably request. In addition, Purchaser shall be permitted to make abstracts from, or take copies of, such documentation relating to the Assets as may be reasonably required by Purchaser. Access shall include the right to conduct an environmental assessment of the Yard and all real property owned or leased by Seller, and the Building Premises. Seller and the Shareholders shall provide documentation and narrative information regarding Seller, the Yard and the Building Premises, which will assist Purchaser with its due diligence.

                  (b) Interim Conduct of the Drilling Business. Seller hereby covenants to Purchaser that, from the date hereof to the Closing, Seller will conduct the Drilling Business only in the ordinary and usual course, consistent with past practices. Seller agrees, that prior to executing any additional Drilling Contract or any other material agreement between Seller and any third party which relates to the Drilling Business, after the date hereof, it will provide Purchaser with a copy of such proposed Drilling Contract or material agreement and provide all other information relating thereto as reasonably requested by Purchaser. Unless Purchaser provides its written consent to the entering into of any such Drilling Contract or material agreement (which consent shall not be unreasonably withheld), Purchaser shall have no obligation to assume any such Drilling Contract or material agreement at Closing and such Drilling Contract shall be deemed to constitute a Material Adverse Drilling Contract, unless a subsequent arbitration proceeding determines that such Drilling Contract does not constitute a Materially Adverse Drilling Contract in which event Purchaser shall be required to assume such Drilling Contract or compensate Seller for all of its damages, if any, arising from Purchaser's failure to do so. Without limiting the generality of the foregoing, Seller hereby covenants to Purchaser that insofar as the Drilling Business is concerned, Seller will use commercially reasonable efforts to:

                           (i) preserve the Drilling Business and Seller's
                  relationships with suppliers, customers, employees, creditors, and others having business dealings with the Drilling Business;

                           (ii) maintain in full force and effect its existing
                  policies of insurance listed on Schedule 6(m);

                           (iii) maintain the Rigs in the good operating
                  condition and repair taking into account the ages of the Rigs and subject to ordinary wear and tear, consistent with the past practices of Seller, and repair any of the Rigs which are not in good operating condition as of the date of this Agreement so that such Assets are placed in good operating condition taking into account the ages of the Rigs and subject to ordinary wear and tear;

                           (iv) continue performance in the ordinary course of
                  its obligations under the Drilling Contracts and Ancillary Agreements; and

                           (v) subject to reasonable advance notice to Seller
                  and cooperation in scheduling the same, permit employees or other representatives of Purchaser to consult with Seller's employees who are employed in the Drilling Business in the performance of their jobs, provided that any such discussions will be performed in a manner that will not disrupt the operation of the Drilling Business.

                  (c) Purchaser's Approval of Certain Transactions. Seller hereby covenants to Purchaser that from the date hereof to the Closing, Seller shall not do any of the following acts without the prior written consent of Purchaser:

                           (i) sell, transfer, encumber or assign any of the
                  Assets (except to Purchaser in accordance with this Agreement or in connection with the replacement of such Assets in the ordinary course of business);

                           (ii) enter into any transaction, contract or
                  commitment outside of the ordinary course of business;

                           (iii) enter into any Drilling Contract which contains
                  any terms and conditions which, when taken as a whole, are not at least as favorable in any material respect as those contained in the other Drilling Contracts listed in Schedule 1(c); provided however, that Drilling Contracts that contain daywork or turnkey rates substantially equivalent to the prevailing market rates at the time they are entered into shall not violate the foregoing provision on the basis of the rates charged; or

                           (iv) give any Employee an increase or change in
                  wages, salary or benefits or make any promise with respect to any such increase or change in wages, salary or benefits; provided however, that Seller may (after notifying Purchaser in writing and obtaining Purchaser's consent, which consent will not be unreasonably withheld or delayed) increase or change the wages, salary or benefits of those employees, or make commitments to do so where the Seller reasonably believes in the exercise of its good faith to do so in order to remain commercially competitive with prevailing wages, salaries and benefits.

                  (d) Consent to Assignment. Seller hereby covenants to Purchaser that Seller will use its commercially reasonable best efforts to obtain, prior to the Closing, the consents and approvals that are necessary to assign the Drilling Contracts and Ancillary Agreements. Any and all such approvals and consents shall be in writing, signed by the person entitled to consent or approve, and shall be delivered to Purchaser at or prior to Closing.

                  (e) Schedule Updates. Seller and Purchaser shall update by amendment or supplement each of the Schedules referred to herein and any other disclosure in writing from either party required by this Agreement to be disclosed by Seller or Purchaser promptly upon any change in the information set forth in such Schedules or other disclosures. Each party hereby represents and warrants to the other that such Schedules and such written disclosures, as so amended or supplemented by them, shall be true and correct as of the dates thereof; provided however, that the inclusion of any information in any such amendment or supplement, not included in the original Schedule or other disclosure at or prior to the date of this Agreement, shall not limit or impair any right that either party might otherwise have respecting the representations and warranties of Seller originally contained in this Agreement.

                  (f) Reports. On a daily basis, Seller shall provide Purchaser, via telefax, with the daily drilling reports pertaining to the operation of the Rigs. In addition, as situations occur, Seller shall promptly notify Purchaser in writing with respect to any material damage to the Assets or any material adverse change in the Drilling Business or any Drilling Contract.

         9. Conditions Precedent to Closing by Purchaser. Except as expressly waived in writing by the Purchaser, the obligation of Purchaser to purchase the Assets is subject to the following conditions:


                  (a) Approvals. All corporate and other proceedings or actions to be taken by Seller in connection with the transactions contemplated by this Agreement and all documents incidental thereto shall be satisfactory in form and substance to Purchaser and Purchaser's counsel. Subject to the provisions contained in Section 4(a)(x), all consents set forth in Schedule 6(g) which must be obtained to assign the Drilling Contracts and Ancillary Agreements shall have been obtained. In addition, to the extent that any consent cannot be obtained and the provisions contained in Section 4(a)(x) apply, such accommodation or solution must be reasonably satisfactory to the Purchaser.

                  (b) Title. Transfer of title on the Closing Date, by Seller to Purchaser, of the Assets other than the Unassigned Contracts for which consents or approvals have not been procured, the Leased Vehicles and the Leased Assets, free and clear of all Liens, including the Existing Liens, and delivery of the Assets on the Closing Date (except to the extent delivery of a Rig or Rigs is made subject to the Rig Lease Agreement), free and clear of all Liens, including the Existing Liens.

                  (c) Covenants. The fulfillment and/or performance of all agreements, conditions and covenants of Seller contained herein on or prior to the Closing Date.

                  (d) Representations. Except as contemplated in Section 8(e), the representations and warranties of Seller shall be true, accurate, and complete in all material respects as of the date hereof and as of Closing. Provided however, to the extent that any of the Schedules which are supplemented pursuant to Section 8(e), such change in the Schedules must be reasonably acceptable to the Purchaser.

                  (e) Documents. Delivery on the Closing Date, by Seller to Purchaser, of all such instruments of transfer, bills of sale, endorsements, assignments, and other instruments of transfer and conveyance, in form and substance reasonably satisfactory to Purchaser, as are necessary to vest in Purchaser good and indefeasible title to the Assets other than the Unassigned Contracts for which approvals or consents have not procured, the Leased Vehicles and the Leased Assets free and clear of all Liens, including Existing Liens. In addition, Purchaser shall receive a signed copy of the Lease referenced in
         Section 3(c) above, signed by Wilhite, Sr.

                  (f) Damage to Assets. In the event that any of the material Assets are materially damaged or destroyed before the Closing Date, Purchaser may, at its option and as its sole remedy, terminate this Agreement or close the transactions contemplated by this Agreement, in which latter event Purchaser shall receive all of the insurance proceeds resulting from such damage or destruction. To the extent that any non-material Assets are damaged or destroyed before the Closing Date, such assets shall be repaired or replaced prior to Closing, unless the parties agree to adjust the Purchase Price as a result of such damage or loss.

                  (g) Litigation. There shall not have been issued and in effect any injunction or similar legal order prohibiting or restraining consummation of any of the actions herein contemplated and no legal action or governmental investigation which might reasonably be expected to result in any such injunction or order shall be pending or threatened.

                  (h) Deliveries Required by Seller. Seller shall have delivered to Purchaser all of the items enumerated in Section 4(a).

                  (i) No Adverse Change. No material adverse change in the Assets or with any Drilling Contract or the performance thereof shall have occurred after the date of this Agreement and prior to the Closing, and Seller shall have operated Seller's business in accordance with Section 8(b) hereof.

                  (j) Completion of Due Diligence. Completion of Purchaser's due diligence investigation of the Seller's assets and liabilities, title matters, contract review, and legal matters, during which Purchaser shall not have become aware of any material adverse fact or information not previously disclosed in writing to Purchaser, including but not limited to:

                           (i) Completion by Purchaser of inspection of all
                  physical Assets and review of all Drilling Contracts, Ancillary Agreements and all other items, appurtenances and rights used or useful in the Drilling Business of the Seller;

                           (ii) Completion of review by Purchaser of all
                  operations and financial records over the last three (3) years of Seller's Drilling Business establishing that there are no outstanding liens (except those to be released at Closing), or environmental claims.

                  (k) Tax Certificate. Purchaser shall have received, in accordance with Section 111.020(C) of the Texas Tax Code, a certificate stating that no taxes are due by Seller; provided, however that should the Comptroller not have issued such certificate on or before the Closing Date, such failure shall not constitute a condition to Closing.

                  (l) Financing. South Texas Drilling shall have obtained equity financing on terms and conditions satisfactory to South Texas Drilling to fully fund the cash consideration provided for herein.

         10. Conditions Precedent to Closing by Seller. The obligation of Seller to sell the Assets is subject to the following conditions:

                  (a) Deliveries Required by Purchaser. Purchaser shall have delivered to Seller all items enumerated in Section 4.

                  (b) Approvals. All corporate and other proceedings or actions to be taken by Purchaser or South Texas Drilling in connection with the transactions contemplated by this Agreement and all documents incidental thereto shall be satisfactory in form and substance to Seller and Seller's counsel.

                  (c) Covenants. The fulfillment and/or performance of all agreements, conditions and covenants of Purchaser contained herein on or prior to the Closing Date.

                  (d) Representations. The representations and warranties of Purchaser and South Texas Drilling shall be true, accurate, and complete in all material respects as of the date hereof and as of Closing.

                  (e) Documents. Delivery on the Closing Date, by Purchaser to Seller, of all such instruments of transfer, bills of sale, endorsements, assignments, and other instruments of transfer and conveyance, in form and substance reasonably satisfactory to Seller. In addition, Seller shall receive a signed copy of the Lease referenced in
         Section 3(c) above, signed by Wilhite, Sr.

                  (f) Litigation. There shall not have been issued and in effect any injunction or similar legal order prohibiting or restraining consummation of any of the actions herein contemplated and no legal action or governmental investigation which might reasonably be expected to result in any such injunction or order shall be pending or threatened.

         11. Additional Covenants.

                  (a) Proration of Taxes and Other Items. All personal property taxes applicable to the Assets shall be prorated to the Closing Date, and after giving effect to such proration adjustments Purchaser shall assume the obligation to pay such taxes for the current tax year. All motor vehicle transfer fees and taxes necessary to effect the transfer of the titles to the Vehicles from Seller to Purchaser shall be borne by Purchaser.

                  (b) Sales and Transfer Taxes. Purchaser shall be responsible for and pay all applicable sales, stamp, transfer, documentary, use, registration, filing and other taxes and fees (including any penalties and interest) that may become due or payable in connection with this Agreement and the transactions contemplated hereby, with the understanding that Purchaser is agreeing to this provision based upon the representations and warranties of Seller contained in the last two sentences of 6(h).

                  (c) Transfer and Liability. Purchaser agrees that it shall offer employment to substantially all of Seller's Employees (other than Shareholder Employees) principally working in the Drilling Business upon the same or greater pay levels as currently provided by Seller and, with respect to any of Seller's former Employees that are hired by Purchaser, Purchaser shall provide all such Employees with credit for seniority and employee benefits substantially similar to those provided by the Seller. If Purchaser elects to hire an Employee, Seller agrees to cooperate and not to interfere with such Employee becoming an employee of Purchaser. However, Purchaser shall not employ any Employee while they are assigned to a Rig, which is being leased back to the Seller under a Rig Lease. Seller has the sole responsibility for any employment rights or benefits, which any of its Employees may have. Purchaser shall have the right to interview all of the Employees. If Purchaser elects to hire an Employee, Seller agrees to cooperate and not to interfere with such Employee becoming an employee of Purchaser. Seller shall be solely responsible for any salary, wages, bonuses, commissions, accrued vacation time, sick leave time, profit sharing or pension benefits and any other compensation or benefits as well as any actions or causes of action, including, but not limited to, unemployment compensation claims and workers compensation claims which may be asserted by and determined by a court or appropriate agency ruling to be due to any of its employees which are not hired by Purchaser or by any of its employees which are hired by Purchaser if the claims of such hired employee relate to or arise from employment with Seller or termination of employment by Seller.

                  (d) Public Disclosure; No Trading in Stock. Until the Closing, Seller, the Shareholders and the Purchaser agree to keep the existence of this Agreement and the terms thereof confidential and only to disclose the existence of this Agreement and its terms on an as needed basis. The above notwithstanding, after the execution of this Agreement, the Purchaser will prepare an announcement regarding the execution of this Agreement and, after Seller reviews such announcement, will release it in the manner in which the Purchaser deems reasonably appropriate. After such announcement is made, the information contained in such announcement shall no longer be subject to the confidentiality obligations of this paragraph. Purchaser acknowledges that Seller is required to disclose the existence of this Agreement and the terms hereof to its Shareholders for purposes of obtaining their consideration and approval of this Agreement and Seller agrees to obtain their agreement, for the benefit of the Purchaser, to comply with the terms of this section. Seller recognizes and acknowledges that Purchaser's parent entity, South Texas Drilling, is a publicly traded company, and agree that the relationship represented by this Agreement, or any non-public material information regarding South Texas Drilling which may be disclosed to Seller and the Shareholders, will not be publicly disclosed, nor facts relating thereto in any manner disseminated by them to any third party, without South Texas Drilling's prior written consent. Further, Seller and Shareholders further agree not to trade in any securities of South Texas Drilling during the pendency of this Agreement and the transaction contemplated hereby, whether in a public or private transaction(s), or thereafter, so long as Seller or the Shareholders are in possession of any material non-public information regarding South Texas Drilling. Seller and Shareholders acknowledge and understand that any breach of the terms of this paragraph may result in its violation of applicable securities laws.

                  (e) Further Consents and Conveyances. After the Closing, Seller shall, without further cost or expense to Purchaser, execute and deliver to Purchaser such additional instruments of conveyance, and take such other and further actions as Purchaser might reasonably request to more completely sell, transfer, and assign to Purchaser the Assets; provided, that Seller shall be reimbursed for any and all out-of-pocket expenses incurred in connection therewith. In addition, to the extent that any consent or approval was not obtained prior to Closing and Purchaser nevertheless elected to proceed with Closing, Seller shall continue to use its reasonable best efforts to obtain from such person or persons any such consents or approvals.

                  (f) Books and Records. In order for Purchaser to comply with the requirements of the Act or the Exchange Act, during the two-year period following the Closing, Purchaser shall have the right to conduct an audit of Seller's Drilling Business operations, in which event Seller will fully cooperate with Purchaser and allow access to such books and records as is necessary to conduct such audit, but at no expense to Seller. As such, the books and records of Seller relating to the Drilling Business shall be maintained by Seller for a period of two
         (2) years from the date of Closing. Seller and Shareholders agree that they will cause the Seller or the Seller's agents, including its accountants, to take all measures reasonably necessary to facilitate the completion of such audit within the time period allowed under the Exchange Act or other applicable securities laws or regulations.

                  (g) Non-competition. Seller, Wilhite, Sr., and Mills agree that for a period of five (5) years from the Closing, they will not, directly or indirectly, engage in the Drilling Business anywhere in the State of Texas, whether as an owner, partner, shareholder, consultant or in any other capacity whatsoever, nor directly use the trade name "Mustang" or any derivation thereof, without the prior written consent of Purchaser, except to the extent that the trade name "Mustang" is utilized in conjunction with the carrying out of Seller's oil and gas exploration business. In addition, during such five (5) year period, the Seller, Wilhite, Sr., and Mills covenant and agree that they will not, directly or indirectly, (i) entice or encourage any employee or independent contractor of the Purchaser or South Texas Drilling to terminate his or her employment or other contractual relationship with the Purchaser, (ii) provide any assistance to any third party with respect to the employment of any Purchaser or South Texas Drilling employee or independent contractor; or (iii) hire (whether through any affiliate, business entity in which he or any member of his immediate family has any ownership interest) or otherwise employ or contract with any of Purchaser's or South Texas Drilling employees or independent contractors. The parties agree that Fifty Thousand Dollars ($50,000) of the Purchase Price shall be allocated to this covenant not to compete. Notwithstanding the forgoing, Seller, Wilhite, Sr. and Mills shall each be permitted to own an amount not exceeding five percent (5%) of the outstanding common stock of a publicly traded company that engages in the Drilling Business without violating the provisions contained in this Section 11(g).

                  (h) Confidentiality.

                           (i) Each party agrees that (except as may be required
                  by law) it will not disclose or use, and it will cause its officers, directors, employees, representatives, agents, and advisors not to disclose or use, any Confidential Information (as hereinafter defined) with respect to the other party, furnished, or to be furnished by the other party to it in connection herewith at any time or in any manner and will not use such information other than in connection with its evaluation of the transactions contemplated hereby. For the purposes of this paragraph, "Confidential Information" means all information, written or oral, in whatever form, provided to a party by a disclosing party about such disclosing party, except to the extent any such information may be available to the other party through means which do not violate the rights of the disclosing party. Upon the termination of this Agreement without Closing the contemplated transactions, each party shall return to the other party all Confidential Information, including all copies provided to it by the other party. Provided however, after Closing, the information provided by the Seller to the Purchaser regarding the Drilling Business shall belong exclusively to the Purchaser.

                           (ii) Each party agrees that (except as may be
                  required by law) they will not disclose or use, and they will cause their officers, directors, employees, representatives, agents, and advisors not to disclose or use, any Confidential Information with respect to the disclosing party, furnished, or to be furnished by a disclosing party to it in connection herewith at any time or in any manner and will not use such information other than in connection with its evaluation of the proposed transactions contemplated hereunder. Furthermore, no party will disclose the existence or terms of this Agreement to any third party without the prior written consent of the other party or parties, and to the extent of any such disclosure, the recipient of such information must agree to the provisions contained herein.

                  (i) Mutual Benefit. Seller, Shareholders and Purchaser acknowledge and agree that they will benefit directly from the sale of the Assets, and that the parties would not enter into this Agreement and purchase the Assets without the agreements set forth in Sections 11(g) and (h) above as the same are necessary to protect the goodwill associated with the Drilling Business. Therefore, Seller, Shareholders and the Purchaser agree that in the event of a breach of the covenants contained in Sections 11(g) and (h) above, the non-breaching party shall suffer material and irreparable harm, and any remedy at law for such breach will be inadequate and that the non-breaching party or its successors or assigns may seek injunctive relief or specific performance of its rights therein described without any requirement of posting a bond; provided, however, that they shall not be limited to the remedy of injunctive relief or specific performance in the event of a breach, but may seek any other remedies available to them at law or at equity, including the recovery of attorney's fees.

                  (j) Allocation of Proceeds from Drilling Contracts. Seller and Purchaser agree that with respect to any of the Drilling Contracts which Seller has commenced, but has not completed, performance as of the Closing, and which Purchaser has assumed hereunder (each, an "Assumed Contract"), Purchaser and Seller will, on or prior to the Closing, use their reasonable good faith efforts to reach a mutual agreement as to what portion of the consideration not previously paid to Seller, but otherwise payable under such Assumed Contract after the Closing, should be paid to Seller (such amount, if any, being referred to herein as the "Seller's Proceeds") and what portion of the consideration previously paid to Seller should be remitted by Seller to Purchaser, if any ("Purchaser's Proceeds"). The Seller's Proceeds and the Purchaser's Proceeds, if any, in addition to any other amounts due and owing from Purchaser to Seller hereunder, shall be paid to Seller (or to the Purchaser, as the case may be with respect to the Purchaser's Proceeds) in cash or other readily available funds at Closing. The parties agree that with respect to any Assumed Contract which Seller and Purchaser are unable to mutually agree as to the amount of the Seller's Proceeds or Purchaser's Proceeds (a "Subject Contract"), the instrument evidencing the third party's consent to the assignment of such Subject Contract from Seller to Purchaser shall provide that any and all payments which would otherwise be made payable to Purchaser, as an assignee thereunder, shall be made payable jointly to Seller and Purchaser. Upon receipt of the final payment due and owing under any Subject Contract, or at any time prior thereto (as may be agreed upon between Seller and Purchaser), Seller and Purchaser shall use their reasonable good faith efforts to mutually agree as to what portion of the payments paid jointly to Seller and Purchaser, if any, will be paid to Seller (such amount being referred to herein as the "Seller's Share") and what amounts will be paid to Purchaser (such amount being referred to herein as the "Purchaser's Share"), and Purchaser and Seller shall promptly pay the Seller's Share to Seller and the Purchaser's Share to Purchaser, in cash or other readily available funds. In the event that Purchaser and Seller are unable to agree as to the amount of Seller's Share and Purchaser's Share under any Subject Contract, then the determination as to the Seller's Share and Purchaser's Share shall be determined pursuant to arbitration conducted in accordance with the provisions contained in Section 16 hereof.

         12. Indemnification.

                  (a) Indemnification of the Parties. Each party, whether the Seller or the Purchaser (but expressly excluding the Shareholders) ("Indemnifying Party"), shall defend, indemnify and hold harmless the other party, its directors, officers, employees and shareholders, and its successors and assigns (the "Indemnified Parties") from and against any and all costs, losses, claims, liabilities, fines, expenses, penalties, and damages (excluding any punitive damages, but including, without limitation, interest, reasonable legal and accounting fees, court costs and fees and costs on appeal, costs of arbitration and disbursements of counsel) ("Damages") reasonably incurred by an Indemnified Party as a proximate result of:

                           (i) Any breach, violation, falsification, failure to
                  satisfy, or other default in any respect of any warranty, covenant or representation provided herein by the Indemnifying Party.

                           (ii) Any liability or claim arising out of the
                  ownership, use or operation by the Indemnifying Party of the Assets in the Drilling Business or otherwise, including, without limitation, the violation of any Environmental Law, rule or regulation, and including any liability arising out of or attributable to acts or omissions with respect to the Drilling Contracts and the Ancillary Agreements.

                           (iii) The presence, management, production,
                  refinement, manufacture, processing, distribution, use, treatment, sale, storage, disposal, transportation or handling, or the emission, discharge, release, or threatened release of any Hazardous Substances by the Indemnifying Party; any death, personal injury or property damage (real or personal) arising out of or related to such Hazardous Substances; any action, suit, proceeding or investigation brought or threatened, settlement reached or governmental order relating to such Hazardous Substances; and any violation of any Environmental Law by the Indemnifying Party or its officers, directors, agents, employees or representatives.

                  (b) Certain Defined Terms. The following terms used in this
         Section 12 have the meanings set forth below:

                           (i) "Environmental Laws" shall mean all federal,
                  state, county, municipal and local, foreign and other statutes, laws, regulations and ordinances which relate to or deal with protection of human health or the environment, all as may be from time to time amended.

                           (ii) "Hazardous Substance(s)" shall mean (i) any
                  flammable substances, explosives, radioactive materials, hazardous substances, hazardous wastes, toxic substances, pollutants, contaminants or any related materials or substances identified in or regulated by any of the Environmental Laws, and (ii) asbestos, polychlorinated bipheyls, urea formaldehyde, nuclear fuel or material, chemical waste, explosives, known carcinogens, petroleum products and by-products (including any fraction thereof) and radon.

                  (c) Claims for Indemnification. The Indemnified Parties shall give notice to the Indemnifying Party of an event giving rise to the obligation to indemnify, allow the Indemnifying Party to assume and conduct the defense of the claim or action, and shall cooperate with the Indemnifying Party in the defense thereof. An Indemnified Party shall not enter into a settlement of any claim or action subject to indemnification without the consent of the Indemnifying Party, which consent shall not unreasonably be withheld.

                  (d) Limitations on Indemnification.

                           (i) No claim, demand, suit or cause of action shall
                  be brought against an Indemnifying Party by an Indemnified Party under Sections 12(a) unless and until the aggregate amount of claims by such Indemnified Party exceeds Twenty

                  Five Thousand Dollars ($25,000), in which case the Indemnified Party shall be entitled to indemnification from the Indemnifying Party only with respect to claims in excess of such amount.

                           (ii) In no event shall the individual indemnification
                  obligations of an Indemnifying Party hereunder exceed the sum of Seven Million Dollars ($7,000,000), except for any claim arising out of Section 6(b), 6(c), 6(d), 7(b), 7(d), 7(e) or 7(f).

                           (iii) The amount of any indemnity claim hereunder
                  shall be reduced by the amount of the net tax benefit actually realized by the Indemnified Party as a result of such claim and any indemnity received from the Indemnifying Party as a result thereof.

                           (iv) The amount of any indemnity claim hereunder
                  shall be reduced by the amount of any proceeds of insurance received by the Indemnified Party in connection with such claim; provided, however, the foregoing shall not bar any insurance company that has made any payment to an Indemnified Party from pursuing its lawful rights to subrogation.

                  (e) The obligations of the Indemnifying Party to indemnify an Indemnified Party pursuant to Section 12(a) hereof shall survive (i) for twelve (12) months from the Closing Date with respect to breaches of representations and warranties in this Agreement other than those contained in Sections 6(b), 6(c) and 6(d) hereof, in the last two sentences of Section 6(h) hereof, and Sections 7(b), 7(d), 7(e) or 7(f), (ii) until ninety (90) days following expiration of the applicable statutes of limitations with respect to breaches of representations and warranties contained in Sections 6(b), 6(c) and 6(d) hereof, the last two sentences of Section 6(h) hereof and Sections 7(b), 7(d), 7(e) or 7(f), and (iii) until ninety (90) days following expiration of the applicable statutes of limitations with respect to breaches of any covenants made herein, including the obligation to indemnify under 12(a)(ii) and 12(a)(iii). As such, the Indemnified Party must give written notice of the claim for indemnification prior to expiration of the indemnity obligation.

                  (f) Sole Remedy. The parties hereto agree that the indemnification provisions in this Section 12 shall be the exclusive remedy of the parties with respect to the matters covered by this
         Section 12.

         13. Survival of Covenants, Representations and Warranties. Except with respect to (i) the representations and warranties of Seller set forth in Sections 6(b), 6(c), 6(d) hereof and in the last two sentences of Section 6(h) hereof, (ii) the representations and warranties of Purchaser set forth in Sections 7(b), 7(d), 7(e) or 7(f), (iii) the agreement of Purchaser to assume and perform the Assumed Liabilities, and (iv) the covenants of the Seller, Purchaser and South Texas Drilling which are intended to survive the Closing, which include but are not limited to (a) the covenants contained in Section 11(h) which shall survive five (5) years from Closing, (b) the indemnity obligations of the parties contained in Section 12 which shall survive according to the terms of Section 12, and (c) the covenants contained in Section 11(f) which shall survive two (2) years from Closing, which representations and warranties, covenants and agreements shall (except as otherwise stated herein) survive indefinitely, the representations and warranties of each of the parties hereto, whether set forth in this Agreement, or in any document, exhibit or schedule delivered in connection with this Agreement shall survive the Closing for a period of one (1) year following the Closing Date and then expire and, in the event of the dissolution and liquidation of Seller or Purchaser or South Texas Drilling, survive such dissolution and liquidation and continue, notwithstanding such dissolution and liquidation, to be performable by, and actionable and enforceable against, any person, or persons, to whom, or to which, any of the assets of and property of Seller, Purchaser or South Texas Drilling shall have been distributed as a result of such dissolution and liquidation, but the liability of any such person on account thereof shall be limited to the assets and property received by any such person in any such distribution.

         14. Termination and Effect of Termination.

                  (a) Termination. This Agreement may, by notice given prior to or at the Closing, be terminated:

                           (i) by either party if a material breach of any
                  provision of this Agreement has been committed by the other party and such breach has not been waived or cured to the reasonable satisfaction of the non-breaching party, after the receipt of written notice of such breach and a ten (10) day opportunity to cure;

                           (ii) by Purchaser if any of the material conditions
                  under Section 9 hereof have not been satisfied as of the Closing Date, or if satisfaction of such a material condition is or becomes impossible (other than the willful and intentional failure of Purchaser to comply with its obligation under this Agreement) and Purchaser has not waived such condition on or before the Closing Date;

                           (iii) by Seller, if any of the material conditions in
                  Section 10 hereof have not been satisfied as of the Closing Date, or if satisfaction of such a material condition is or becomes impossible (other than the willful and intentional failure of Seller to comply with its obligation under this Agreement) and Seller has not waived such condition on or before the Closing Date;

                           (iv) by mutual consent of the Purchaser and Seller;
                  or

                           (v) by either the Purchaser or Seller if the Closing
                  has not occurred (other than through the willful and intentional failure of any party seeking to terminate this Agreement to comply fully with its obligations under this Agreement) on or before March 30, 2001, or such later date as the parties may agree upon.

                  (b) Effect of Termination. Each party's right of termination under this Section 14 is in addition to any other rights it may have under this Agreement or otherwise, and the exercise of a right of termination will not be an election of remedies. If this Agreement is terminated pursuant to this Section 14(a) (ii-v), all further obligations of the parties under this Agreement will terminate, save and except confidentiality obligations under Section 11(h); provided however, that if this Agreement is terminated by a party pursuant to Section 14(a)(i) because of a material breach of the Agreement by the other party or because one or more of the conditions to the terminating party's obligations under this Agreement is not satisfied as a result of the other party's failure to comply with its obligations under this Agreement, the terminating party's right to pursue all legal remedies will survive such termination unimpaired. Notwithstanding this paragraph to the contrary, Section 17 shall govern Seller's rights and exclusive remedies in the event that this Agreement is terminated as a result of the Purchaser's failure to obtain adequate financing (Section 9(l), or in the event this Agreement is terminated due to Purchaser's breach.

                  (c) Specific Performance; Remedies. Each of the parties hereby agrees that the transactions contemplated by this Agreement are unique, and that each party shall have, in addition to any other legal or equitable remedy available to it, the right to enforce this Agreement by decree of specific performance. The preceding sentence notwithstanding however, the Seller's exclusive remedy in the event of a termination of this Agreement as a result of Purchaser's breach, shall be governed by Section 17 below and Seller may not pursue the remedy of specific performance as a result of Purchaser's breach. If any legal action or other proceeding is brought for the enforcement of this Agreement, or because of an alleged dispute, breach, default or misrepresentation in connection with any of the provisions of this Agreement, the successful or prevailing party or parties shall be entitled to recover reasonable attorneys' fees and other costs incurred in that action or proceeding in addition to any other remedies to which it, he or they may be entitled at law or equity. The rights and remedies granted herein are cumulative and not exclusive of any other right or remedy granted herein or provided by law.

         15. Employment of Mills. Notwithstanding anything herein to the contrary, the obligation to close of the parties hereto is conditioned upon Purchaser and Mills entering into the Employment Agreement, a copy of which is attached hereto as Exhibit "D", under which Mills agrees to manage the Drilling Business for a minimum of one (1) year commencing upon Closing.

         16. Arbitration. Except as limited herein, all disputes, controversies or claims that may arise among the parties hereto including, without limitation, any dispute, controversy or claim arising out of this Agreement, or any other document described or referred to herein, or the breach termination or invalidity thereof, shall be submitted to and determined by binding arbitration. Such arbitration shall be conducted pursuant to the rules of the American Arbitration Association then in effect. The arbitration shall be conducted by a single neutral arbitrator and, unless otherwise agreed by all of the parties, shall be selected pursuant to such rules of the American Arbitration Association. The prevailing party in any such arbitration shall be entitled to recover such party's reasonable attorney's fees, costs and expenses incurred in connection with the arbitration. An award pursuant to such arbitration shall be final and binding upon the parties, and judgment on the award may be entered in any federal state court having jurisdiction. Any such arbitration shall be conducted in Houston, Harris County, Texas. The above notwithstanding in the event of any dispute, controversy or claim that may arise out of Sections 11(g) or (h) of this Agreement, Purchaser shall have the right to bring suit against the Seller and the Shareholders to obtain injunctions, seek specific performance and damages, in a judicial forum rather than arbitration.

         17. Break-up Fee. Notwithstanding anything herein to the contrary, if Purchaser is not required to close for failure to obtain satisfactory financing pursuant to Section 9(l) hereof, or otherwise in the event that pursuant to the terms of this Agreement, Purchaser is required to close, but fails to do so pursuant to the terms of this Agreement or Purchaser is otherwise in breach of this Agreement so that Seller is entitled to terminate this Agreement, Purchaser shall pay to Seller in immediately available funds the amount of One Hundred Thousand Dollars ($100,000.00) (the "Liquidated Damages Amount") as Seller's sole and exclusive remedy. The parties agree that such amount is a reasonable estimate of the amount of damages Seller would suffer as a result of Purchaser's failure to close or Purchaser's breach.

         18. Miscellaneous.

                  (a) Entire Agreement and Amendment. This Agreement and the attached exhibits, schedules and other documents delivered hereunder contain the entire agreement between the parties with respect to the matters described herein and are a completely integrated and exclusive statement as to the terms thereof and supersede all previous agreements. This Agreement may not be altered or modified except by a writing signed by the parties hereto.

                  (b) Notices. Any notice, demand or other writing of any kind whatsoever which may or shall be given pursuant to this Agreement shall be deemed given if personally delivered or on the third succeeding business day after being mailed by registered or certified mail, postage prepaid and return receipt requested, addressed as follows (or at such address as shall be specified by notice given hereunder):


         If to Seller:              Michael T. Wilhite, Sr.
                                    Mustang Drilling, Ltd.
                                    1409 Kilgore Drive
                                    Henderson, Texas 75652

                  with copy to:     Andrew D. Mills
                                    Mustang Drilling, Ltd.
                                    1409 Kilgore Drive
                                    Henderson, Texas 75652

                  with copy to:     J. Randolph Ewing
                                    Boyer Ewing Incorporated
                                    9 Greenway Plaza, Suite 3100
                                    Houston, Texas 77046-0904

         If to Purchaser:           Wm. Stacy Locke
                                    Pioneer Drilling Co., Ltd.
                                    9310 Broadway, Building 1
                                    San Antonio, Texas 78217
                 with copy to:      Daniel M. Elder
                                    Matthews & Branscomb, P. C.
                                    112 E. Pecan, Suite 1100
                                    San Antonio, Texas 78205

                  (c) Headings. The background section and all Section and paragraph headings contained herein are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

                  (d) Assignment. No party shall assign, transfer, pledge, hypothecate or encumber this Agreement, or any interest herein or hereunder, without the prior written consent of the other party.

                  (e) Counterparts. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

                  (f) Parties in Interest. This Agreement shall inure to the benefit of, and be binding upon, the parties named herein and their respective heirs, beneficiaries, legal representatives, successors and assigns, provided that any assignment of this Agreement or the rights hereunder by any party hereto, except as permitted hereunder, without the written consent of the other, shall be void.

                  (g) Waiver. The failure of any party at any time to require performance by any other party of any provision of this Agreement shall not be deemed a continuing waiver of that provision or a waiver of any other provision of this Agreement and shall in no way affect the full right to require such performance from the other party at any time thereafter.

                  (h) Payment of Expenses. Except as specifically described herein, each of the parties shall pay all of the costs which each incurs incident to the preparation, execution and delivery of this Agreement and the performance of the obligations hereunder, including, without limitation, the fees and disbursements of counsel, accountants and consultants, whether or not the transactions contemplated by this Agreement shall be consummated.

                  (i) Invalidity. The invalidity of any provision of this Agreement shall not affect the validity of the remainder of any such provision or the remaining provisions of this Agreement.

                  (j) Severability. This Agreement and the transactions contemplated herein constitute one sale and shall not be divisible in any manner. A breach of any portion of this Agreement shall be deemed a breach of the whole Agreement.

                  (k) Governing Law and Choice of Forum. Texas law shall govern the construction and enforceability of this Agreement. Subject to the provisions of Section 16 hereof, any and all actions concerning any dispute arising hereunder shall be filed and maintained only in a court sitting in Houston, Harris County, Texas.

                  (l) Further Assurances. Seller and Purchaser each agree that they shall execute and deliver any and all additional writings, instruments and other documents contemplated hereby or referred to herein and shall take such further action as shall be reasonably required in order to effectuate the terms and conditions of this Agreement.


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


IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first above written.

                               SELLER:

                               MUSTANG DRILLING , LTD., a Texas limited partnership

                               By: Mustang Texas GP, LLC, a Texas limited
                               liability company,
                                   its sole general partner


                               By:  /s/ Mike Wilhite, Sr.
                                   --------------------------------------------
                                   Mike Wilhite, Sr., President


                               SHAREHOLDERS:

                               /s/ Mike Wilhite, Sr.
                               ------------------------------------------------
                                    Mike Wilhite, Sr.

                               /s/ Andrew D. Mills
                               ------------------------------------------------
                                    Andrew D. Mills

                               /s/ Michael T. Wilhite, Jr.
                               ------------------------------------------------
                                    Michael T. Wilhite, Jr.



                               PURCHASER:

                               PIONEER DRILLING CO., LTD., a Texas limited partnership

                               BY: SOTEX Exploration Company, its sole general partner


                               By: /s/ Michael E. Little
                                   --------------------------------------------
                                   Michael E. Little, Chief Executive Officer

                               SOUTH TEXAS DRILLING & EXPLORATION,
                                    INC., a Texas corporation


                               By: /s/ Michael T. Little
                                   ------------------------------------------
                                   Michael T. Little, Chief Executive Officer


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


                                 SCHEDULE 7(f)

                                 CAPITAL STOCK






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